Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Harris Insight Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.



PricewaterhouseCoopers LLP
Philadelphia, PA
June 13, 2001